EXHIBIT 99.2

 News Release

Boardwalk Increase Public Offering to 8,000,000 Common Units

HOUSTON, TX — March 20, 2007 -- Boardwalk Pipeline Partners, LP (NYSE: BWP) today announced that it has increased its previously announced public offering of 7.5 million common units to 8.0 million common units. Lehman Brothers Inc. is acting as the sole underwriter for the offering. Boardwalk plans to use the net proceeds of the offering, including the general partner's proportionate capital contribution, to fund a portion of the cost of its expansion projects and for general partnership purposes. The closing of this transaction is scheduled for March 23, 2007, subject to customary closing conditions.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. The offer is being made only through the prospectus supplement and accompanying base prospectus, which is part of a registration statement that became effective on March 5, 2007. A copy of the prospectus supplement and accompanying base prospectus relating to this offering - when available - may be obtained from Jennifer Maldonado at Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717, fax number (631) 254-7268.

Boardwalk Pipeline Partners, LP is a master limited partnership engaged through its subsidiaries, Texas Gas Transmission, LLC and Gulf South Pipeline Company, LP, in the interstate transportation and storage of natural gas. Boardwalk's two interstate natural gas pipeline systems have approximately 13,470 miles of pipeline and underground storage fields with aggregate working gas capacity of approximately 146 Bcf.

This press release contains forward-looking statements relating to expectations, plans or prospects for Boardwalk Pipeline Partners, LP and its subsidiaries. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the company's control and the risk factors and other cautionary statements discussed in Boardwalk's and Texas Gas' filings with the U.S. Securities and Exchange Commission.

CONTACT:

Boardwalk Pipeline Partners, LP

Jamie Buskill
Sr. Vice President and Chief Financial Officer
270-688-6390

Monique Vo
Director of Investor Relations
866-913-2122